As filed with the Securities and Exchange Commission on August 7, 2025

Registration No. 333-270701

Registration No. 333-63180

Registration No. 033-55785

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-270701

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-63180

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 033-55785

under

THE SECURITIES ACT OF 1933

PARAMOUNT GLOBAL

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

04-2949533

(I.R.S. Employer Identification Number)

1515 Broadway, New York, New York 10036

(212) 258-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Warren

President

Paramount Global

1515 Broadway

New York, New York 10036

(212) 258-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On August 7, 2025, pursuant to that certain Transaction Agreement (the “Transaction Agreement”) dated as of July 7, 2024, by and among Paramount Global, a Delaware corporation (“Paramount” or the “Registrant”), Skydance Media, LLC, a California limited liability company (“Skydance”), Paramount Skydance Corporation (f/k/a New Pluto Global, Inc.), a Delaware corporation (“Paramount Skydance Corporation”), Pluto Merger Sub, Inc., Pluto Merger Sub II, Inc., Sparrow Merger Sub, LLC, and the Upstream Blocker Holders (as defined in the Transaction Agreement) signatory thereto (solely with respect to certain sections of the Transaction Agreement), Paramount Skydance Corporation consummated the acquisition of Paramount and Skydance, and Paramount became a direct, wholly-owned subsidiary of Paramount Skydance Corporation. The foregoing transaction was effectuated through, among other things, the merger of Paramount with and into Pluto Merger Sub, Inc., a newly formed wholly owned subsidiary of Paramount Skydance Corporation, with Paramount continuing as the surviving entity and the merger of Skydance with and into Sparrow Merger Sub, LLC, a newly formed wholly owned subsidiary of Paramount Skydance Corporation, with Skydance continuing as the surviving entity (such transaction and the other transactions contemplated by the Transaction Agreement, the “Transactions”).

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment, filed by Paramount, relates to the following Registration Statements (each, a “Registration Statement” and collectively, the “Registration Statements”) on Form S-3, previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant:

•

Registration No.  333-270701, filed with the SEC on March 20, 2023, providing for the offer and sale, from time to time, in one or more offerings and series, together or separately, of: (i) debt securities, (ii) preferred stock, (iii) voting Class A common stock of Paramount, (iv) non-voting Class B common stock of Paramount and (v) warrants representing rights to purchase any of the other securities that may be sold under such Registration Statement;

•

Registration No. 333-63180, filed with the SEC on June 15, 2001, providing for the offer and sale, from time to time by the selling stockholders named therein, of an aggregate of up to 3,299,000 shares of Class B common stock of Viacom Inc.; and

•

Registration No. 033-55785, filed with the SEC on October 5, 1994, as amended on October 18, 1994, providing in part for the offer and sale, from time to time by the selling securityholders named therein, of: (i) up to 1,298,583 shares of Class A common stock of Viacom Inc., (ii) up to 23,079,512 shares of Class B common stock of Viacom Inc. and (iii) up to 33,559,127 variable common rights of Viacom Inc., each representing the right to receive up to an additional 0.13829 of a share of Class B common stock of Viacom Inc.

As a result of the Transactions, the Registrant has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 7, 2025.

PARAMOUNT GLOBAL

By	/s/ Andrew Warren
Andrew Warren
President

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.